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                                                        Exhibit (a)(21)


CONTACT:                CSX                     Conrail
                        Thomas E. Hoppin        Craig R. MacQueen
                        (804) 782-1450          (215) 209-4594

                        Kekst and Company       Abernathy MacGregor Group
                        Richard Wolff           Joele Frank/Dan Katcher
                        (212) 593-2655          (212) 371-5999

FOR IMMEDIATE RELEASE

                            CSX AND CONRAIL PREVAIL

                 FEDERAL COURT DENIES NORFOLK SOUTHERN'S MOTION


           ** CSX, Conrail Strategic Merger to Proceed as Planned **

        RICHMOND, VA and PHILADELPHIA, PA, January 9, 1997 -- CSX Corporation
(CSX) (NYSE: CSX) and Conrail Inc. (Conrail) (NYSE: CRR) said today that they are pleased with the decision by the United States District Court for the Eastern District of Pennsylvania rejecting Norfolk Southern's motion for a preliminary injunction to invalidate the exclusivity period contained in the merger agreement between CSX and Conrail and enjoin the shareholder vote scheduled for January 17.

        CSX and Conrail issued the following statement:

        "We are gratified with the Court's decision, which allows us to move forward to the successful completion of the next steps in our merger -- the Conrail shareholder vote on January 17 and the completion of CSX's second $2 billion tender offer shortly thereafter. We believe that our merger is clearly the superior business combination and that Conrail shareholders acknowledge that the merger of CSX and Conrail will offer them the most immediate value combined with the opportunity to participate in the long-term growth of the world's largest transportation and logistics company."

        CSX Corporation, headquartered in Richmond, Va., is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge, and contract logistics management services.

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        Conrail, with corporate headquarters in Philadelphia, Pa., operates an
11,000-mile freight network in 12 northeastern and midwestern states, the District of Columbia, and the Province of Quebec.

        Additional information regarding this announcement can be found on the companies' Web sites on the Internet. CSX's home page can be reached at http://www.CSX.com. Conrail's home page can be reached at http://www.CONRAIL. com.

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